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Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

THE BLACKSTONE GROUP L.P.

        The undersigned, desiring to form a limited partnership under Section 17-201 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. (the "Act") hereby certifies as follows:

        1.     Name.    The name of the limited partnership formed hereby is The Blackstone Group L.P. (the "Partnership").

        2.     Registered Office.    The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

        3.     Registered Agent.    The name and address of the registered agent of the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

        4.     General Partner.    The name and the business address of the general partner of the Partnership is Blackstone Group Management L.L.C., 345 Park Avenue, New York, New York 10154.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Limited Partnership on March 12, 2007 and submits it for filing in accordance with the Act.

BLACKSTONE GROUP MANAGEMENT L.L.C., as General Partner
By:	/s/ STEPHEN A. SCHWARZMAN Name: Stephen A. Schwarzman Title: Founding Member

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CERTIFICATE OF LIMITED PARTNERSHIP OF THE BLACKSTONE GROUP L.P.